UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 24, 2010

Web.com Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51595	94-3327894
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12808 Gran Bay Parkway West, Jacksonville, FL	32258
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (904) 680-6600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02   ELECTION OF DIRECTOR.

On November 24, 2010, Mr. Philip Facchina was appointed to the Board of Directors of Web.com Group, Inc. (“Web.com”).  Mr. Facchina is Partner and Chief Operating Officer of Ramsey Asset Management, a $500 million long/short hedge fund serving institutional investors, and he also manages Ramsey’s marketing and investors relations, and communicates regularly with institutional investors.  Prior to joining Ramsey, Mr. Facchina spent approximately 10 years with FBR Capital Markets serving as Senior Managing Director and Group Head of the Financial Sponsors, TMT, and Healthcare groups within FBR’s Investment Banking unit.  Prior to FBR, Mr. Facchina served as Executive Vice President of NetChannel, Inc. where he negotiated the sale of NetChannel to AOL.  Mr. Facchina has held executive level positions including President, COO, and CFO with both public and private companies.  He received a B.S. in Accounting from the University of Maryland and an M.B.A. from the Wharton School.  Mr. Facchina has not been appointed to any committee of Web.com’s Board of Directors.

In connection with his election to the Board of Directors, Mr. Facchina will receive compensation based on the policy for non-employee directors, as described on Web.com’s annual proxy statement, filed on March 23, 2010, and  available on a website maintained by the Securities and Exchange Commission at www.sec.gov.  Mr. Facchina will also be a party, as the other directors, to an indemnity agreement (incorporated by reference and attached as an exhibit to the Company’s Form S-1 filed in 2005).

ITEM 9.01   FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits

Exhibit Number	Description
99.1	Press Release titled “Philip J. Facchina Joins Web.com Board of Directors”, dated November 29, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEB.COM GROUP, INC.
(Registrant)

Dated: November 29, 2010	/s/ Matthew P. McClure
Matthew P. McClure, Secretary